                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Navigant Consulting, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                    [LOGO]

                                                                 March 23, 2001

Dear Navigant Consulting Shareholder:

   You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Navigant Consulting, Inc., which will be held at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois, 60601 on Thursday, April 26, 2001, at 9:00 a.m. Chicago time. I look forward to greeting as many of our shareholders as possible.

   Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

   Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. Alternatively, you may also vote your shares over the Internet. If you so desire, you may withdraw your proxy and vote in person at the meeting.

   We look forward to meeting those of you who will be able to attend the meeting.

                                    Sincerely,


                                    /s/  William M. Goodyear
                                    William M. Goodyear
                                    Chairman of the Board and
                                    Chief Executive Officer

                                    [LOGO]

                            615 North Wabash Avenue
                            Chicago, Illinois 60611

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD THURSDAY, APRIL 26, 2001

To the Shareholders of Navigant Consulting, Inc.:

   We will hold the annual meeting of shareholders of Navigant Consulting, Inc. at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois 60601 on Thursday, April 26, 2001 at 9:00 a.m. Chicago time. The purposes of the meeting are to:

     1. Re-elect two directors to our Board of Directors to serve for a term of three years; and

     2. Transact any other business properly brought before the meeting or any adjournments of the meeting.

   If you were a shareholder of record at the close of business on March 12, 2001, you are entitled to notice of and to vote at the annual meeting.

                                   IMPORTANT

   Whether or not you expect to attend the meeting, we urge you to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. You may also vote over the Internet by following the instructions on the enclosed proxy card. Sending in your proxy will not prevent you from attending and personally voting your shares at the meeting because you have the right to revoke your proxy at any time before it is voted.

   We have also enclosed Navigant Consulting, Inc.'s 2000 Annual Report to Shareholders, which includes the Form 10-K and the proxy statement with this notice of annual meeting.

                                       By order of the Board of Directors,

                                       /s/  Philip P. Steptoe

                                       Philip P. Steptoe
                                       Secretary

Chicago, Illinois
March 23, 2001

                                ---------------

                            YOUR VOTE IS IMPORTANT.
              PLEASE VOTE YOUR PROXY ON THE INTERNET BY VISITING
                               www.proxyvote.com
                                      OR
              MARK, SIGN, DATE AND RETURN YOUR PROXY CARD BY MAIL
             WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING

                           Navigant Consulting, Inc.
                            615 North Wabash Avenue
                            Chicago, Illinois 60611

                               ----------------

                                PROXY STATEMENT

                               ----------------

General

   We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2001 Annual Meeting of Shareholders. We will hold the annual meeting on Thursday, April 26, 2001, at 9:00 a.m. Chicago time, at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois 60601. We will begin mailing this proxy statement and the accompanying proxy card to shareholders beginning on or about March 23, 2001.

   At the annual meeting, our shareholders will consider the re-election of two directors to our Board of Directors. The Board of Directors does not know of any other matters that may properly be brought before the annual meeting. If other matters should properly come before the annual meeting, the persons named as proxies in the enclosed proxy intend to vote or otherwise act on those matters in accordance with their best judgment.

   "NAVIGANT" is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI's use of "NAVIGANT" is made under license from Navigant International, Inc.

Proxy Solicitation

   We will bear the expenses of this solicitation of proxies, including expenses of preparing and mailing this proxy statement. In addition to solicitation by mail, we may solicit proxies in person or by telephone, telegram or other means of communication by our officers, directors and employees, who will receive no additional compensation for, but may be reimbursed for their out-of-pocket expenses incurred in connection with, that solicitation. We have engaged D.F. King & Co. Inc. to solicit proxies and to assist us in distributing materials, for a fee estimated at $8,500, plus reimbursement of out-of-pocket expenses. We will furnish copies of solicitation materials to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of shares held in their names and will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding our solicitation materials to beneficial owners.

Shareholders Entitled to Vote and Voting Information

   Only shareholders of record at the close of business on March 12, 2001, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. Each share of our common stock, par value $0.001 per share, entitles the record holder to one vote on each matter to be voted on at the meeting. As of the record date, approximately 40,400,897 shares of our common stock were issued and outstanding. A majority of the shares of our common stock which are issued and outstanding and entitled to vote will constitute a quorum at the meeting.

   Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Any other matters voted on at the meeting shall be determined by a majority of the votes cast.

   If you mark "withhold authority" on your proxy card with respect to the election of the nominee for director, your vote will not count either "for" or "against" the nominee. If a broker or other person holding shares for you does not vote on a proposal (broker non-votes), your shares will not be counted in determining the number of votes cast. Votes withheld, absentions and broker non-votes will be counted in determining whether a quorum is present at the meeting.

   If you do not give directions on your proxy card and you return the signed card, the persons named in the proxy card will vote the shares at their discretion on all matters.

   If you vote by proxy, you may revoke that proxy at any time before it is voted by attending the meeting in person and voting in person, by sending us a proxy bearing a later date, or by filing with the Secretary of the company a written revocation at the principal executive offices of Navigant Consulting, Inc., 615 North Wabash Avenue, Chicago, Illinois 60611.

   YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

   The Board of Directors is divided into three classes, with a class of directors elected each year for a three-year term. At this annual meeting two directors, Messrs. James R. Thompson and Samuel K. Skinner, have been nominated for election to the Board. The directors elected at the annual meeting will serve for a term of three years and until their successors are elected and qualified. Such term will expire at our annual meeting of shareholders to be held in 2004. The persons named as proxies will vote for Messrs. Thompson and Skinner for election to the Board unless the proxy card is marked otherwise.

   If either Mr. Thompson or Mr. Skinner becomes unable or unwilling to serve, proxies will be voted for election of a person designated by the Board. The Board knows of no reason why either Mr. Thompson or Mr. Skinner should be unable or unwilling to serve.

   The Board of Directors recommends that shareholders vote FOR Messrs. James
R. Thompson and Samuel K. Skinner.

   A listing of the principal occupation, other major affiliations and age of the continuing directors of the company, including the nominees for election, is set forth below:

Nominees for Election at this Meeting to a Term Expiring at the Annual Meeting of Shareholders in 2004:

   James R. Thompson, 64, has served as a director since August 1998. Governor Thompson was named Chairman of the Chicago law firm of Winston & Strawn in January 1993. He joined the firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State's Attorney of Cook County. He is a former Chairman of the President's Intelligence Oversight Board. Governor Thompson is currently a member of the Boards of Directors of Jefferson Smurfit Group, Prime Retail, Inc., The Japan Society (New York), Metal Management, Inc., Prime Group Realty Trust, FMC Corporation, the Chicago Board of Trade and Hollinger International, Inc. He serves on the Board of the Chicago Historical Society, the Art Institute of Chicago, the Museum of Contemporary Art, the Lyric Opera and the Illinois Math & Science Academy Foundation.

   Samuel K. Skinner, 62, has served as a director since December 1999. Mr. Skinner is Chief Executive Officer of U.S. Freightways Corporation, a transportation and logistics business. He formerly served as Co-Chairman of Hopkins & Sutter, a law firm based in Chicago. Mr. Skinner retired as President of the

Commonwealth Edison Company and its holding company, Unicom Corporation. Prior to joining Commonwealth Edison, he served as Chief of Staff to President George Bush. Prior to his White House service, Mr. Skinner served in the President's cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin. From 1984 to 1988, while practicing law full time, he also served as Chairman of the Regional Transportation Authority of northeastern Illinois and was appointed by President Reagan as Chairman of the President's Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1977, President Ford appointed him United States Attorney, one of the few career prosecutors ever to hold such position. He is currently a member of the Boards of Directors of U.S. Freightways Corporation, ANTEC Corporation and Midwest Express Holdings, Inc.

Directors Whose Terms Continue Until the Annual Meeting of Shareholders in
2002:

   William M. Goodyear, 52, has served as a director since December 1999. The Board of Directors elected him Chairman of the Board and Chief Executive Officer on May 19, 2000 and subsequently elected him President. He is immediate past chairman and former Chief Executive Officer of Bank of America, Illinois. In addition, he was President of the Bank of America's Global Private Bank until January 1999. He was Vice Chairman and a member of the Board of Directors of Continental Bank, prior to the 1994 merger between Continental Bank Corporation and BankAmerica Corporation. Mr. Goodyear joined Continental Bank in 1972 and subsequently held a variety of assignments including corporate finance, corporate lending, trading and distribution. He was stationed in London from 1986 to 1991 where he was responsible for European and Asian Operations. Mr. Goodyear is currently a member of Chicago's Commercial Club, the Board of Trustees for the Museum of Science and Industry and the finance council of the Archdiocese of Chicago. He is a member of the Board of Trustees of the University of Notre Dame and the Chicago Public Library Foundation, and serves on the Rush-Presbyterian Hospital Board. Mr. Goodyear is a director of Equity Office Properties Trust, where he is Chairman of its audit committee. He is an advisory director of Shorebank in Chicago.

   Dr. Carl S. Spetzler, 59, has served as a director since November 1999. He served as our President and Co-Chief Executive Officer from November 1999 until May 2000. From 1986 until 1999, Dr. Spetzler was the President of Strategic Decisions Group, which we acquired in February 1999. Except for the period when he served as Co-Chief Executive Officer, he served as the Executive Managing Director of our Strategic Consulting practice until the sale of that practice to Dr. Spetzler and certain other employees in October 2000. Dr. Spetzler is currently Chairman of the new Strategic Decisions Group.

Directors Whose Terms Continue Until the Annual Meeting of Shareholders in
2003:

   Thomas A. Gildehaus, 60, has served as a director since October 2000. In recent years Mr. Gildehaus has served as Chairman and Chief Executive Officer of Southwest Supermarkets LLC of Phoenix, Arizona, Chairman and Chief Executive Officer of Northwestern Steel and Wire Company of Sterling, Illinois, and President and Chief Executive Officer of UNR Industries, Inc. of Chicago. Prior to 1992, Mr. Gildehaus served ten years as Executive Vice President of Deere & Company in Moline, Illinois. In the 1970s, Mr. Gildehaus was Vice President of Temple, Barker & Sloane, a consulting firm in Lexington, Massachusetts. He is a director of Northwestern Steel and Wire Company, Simplicity Manufacturing, Inc., Southwest Supermarkets LLC and Mercator Partners, LLC. Mr. Gildehaus is a graduate of Yale University and received a Master of Business Administration, with Distinction, from Harvard University.

   Peter B. Pond, 56, has served as one of our directors since November 1996. Mr. Pond is the founder and General Partner of Alta Equity Partners, a venture capital firm. He formerly served as the Midwest Head of Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation from June 1991 to March 2000. Mr. Pond is a director of Maximus, Inc., a provider of program management and consulting services to state, county and local government health and human services agencies.

Board and Committee Meetings

   The Board met 14 times in 2000. All directors attended at least 75% of the meetings of the Board and of the committees on which they served.

   The Board of Directors has an Executive Committee, which can act in lieu of the Board of Directors as necessary. The members of the Executive Committee are Messrs. Goodyear (Chairman), Skinner, Spetzler and Thompson. The Executive Committee did not meet in 2000.

   The Board of Directors has an Audit Committee which monitors the integrity of the company's financial reporting process and internal controls regarding finance, accounting and legal compliance; establishes and monitors the independence and performance of our independent auditors; provides an avenue of communication among the independent auditors, management and our Board of Directors; and monitors significant litigation and financial risk exposure. The Charter of the Audit Committee is attached to this proxy statement as Exhibit A. The members of the Audit Committee are Messrs. Thompson (Chairman), Skinner and Gildehaus, each of whom is independent as defined by the listing standards of the New York Stock Exchange. After considering Governor Thompson's financial literacy, financial management expertise and the relationship between his law firm, Winston & Strawn, and the company (see "Certain Relationships and Related Transactions" below) including the materiality of the relationship to the company, to the Governor personally, and to Winston & Strawn, the Board determined in its business judgment that Governor Thompson has the requisite financial literacy and financial management expertise to serve on the Audit Committee; and further that Governor Thompson's relationship with Winston & Strawn will not interfere with his exercise of independent judgment as a member of the Audit Committee. The Audit Committee met seven times during 2000.

   The Board of Directors has a Compensation and Organization Committee which reviews and monitors matters related to management development and succession; develops and implements executive compensation policies and pay for performance criteria for the company; reviews and recommends to the Board the initial and annual base salaries, annual incentive bonus and all long-term incentive awards of our Chairman of the Board and Chief Executive Officer; reviews and approves such compensation arrangements for all corporate officers, executive managing directors and certain other key employees; administers, interprets, applies and determines benefits and grants stock-related incentives under our stock incentive and executive compensation plans, and exercises all powers of the Board of Directors under those plans other than the power to amend or terminate those plans; reviews and approves material matters concerning our employee compensation and benefit plans; and carries out such responsibilities as have been delegated to it under various compensation and benefit plans and such other responsibilities with respect to our compensation and organization matters as may be referred to it by our Board of Directors or management. The members of the Compensation and Organization Committee are Messrs. Skinner (Chairman), Gildehaus and Pond. The Committee's Report on Executive Compensation is included under the caption "Compensation Committee Report on Executive Compensation." The Compensation and Organization Committee met eight times during 2000.

   The Board of Directors has a Finance Committee that, among its other duties, reviews the company's financial condition, financial structure and short and long range plans including capital budget and financial planning for consistency with fiscally sound operation and corporate strategy to build shareholder value; reviews and makes recommendations to the Board regarding the timing, amount and types of financing, securities repurchase programs and dividend policies and actions; reviews the company's cash flow, cash management, risk management policies and similar matters; and reviews the company's insurance arrangements and certain proposed acquisitions. The members of the Finance Committee are Messrs. Goodyear (Chairman), Pond and Thompson. The Finance Committee met once during 2000.

Director Compensation

   Each non-employee director is paid an annual retainer of $25,000 paid quarterly and a fee of $1,500 for each Board meeting or Committee meeting attended. Each Committee Chairman is paid an additional annual retainer of $2,500. All directors are reimbursed for travel expenses incurred in connection with attending Board and Committee meetings.

   In addition, each non-employee director elected to serve a three-year term receives a one-time grant of stock options of 15,000 shares at the current market price immediately following the director's initial election. For non-employee directors first elected to, or first beginning to serve a term of less than three years, the initial grant is reduced pro rata. Such stock options shall become fully exercisable on the six-month anniversary of the date of the initial election or first beginning of service. Each non-employee director receives an annual award of stock options of 5,000 shares at the then-current market price on the first business day of January. Such stock options shall become fully exercisable on the first anniversary of the grant date.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Mr. Pond, one of our directors, was a principal of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") prior to March 2000. DLJ has provided in the past and may provide us in the future with investment banking services. DLJ served as an advisor on certain matters during 1999.

   Mr. Thompson, one of our directors, is Chairman of the law firm of Winston & Strawn. Winston & Strawn has provided in the past and may provide us in the future with legal representation.

   In October 2000, the company divested its Strategic Decisions Group ("SDG") subsidiary to a management group headed by Dr. Spetzler, who became SDG's Chairman. The company completed the nontaxable exchange of SDG stock for the company's stock with a then-current value of approximately $6.2 million. In addition, the company received $16.0 million in cash related to this transaction.

   For a description of certain employment agreements between the company and its executive officers and payments made in connection with those agreements, see "Management Compensation--Employment Agreements."

                            AUDIT COMMITTEE REPORT

   Our Committee has reviewed and discussed the audited financial statements of the company as of and for the year ended December 31, 2000 (the "Audited Financial Statements"). In addition, we have discussed with KPMG, L.L.P., the independent auditing firm for the company, the matters required by Codification of Statements on Auditing Standards No. 61. The Committee also has received the written disclosures and the letter from KPMG, L.L.P. required by Independence Standards Board Standard No. 1, and we have discussed with that firm its independence from the company. We also have discussed with the management of the company and the auditing firm such other matters and received such assurances from them as we deemed appropriate. Based on the foregoing review and discussions and relying thereon, we have recommended to the company's Board of Directors the inclusion of the Audited Financial Statements in the company's annual report, as of and for the year ended December 31, 2000 on Form 10-K./1/

                                          AUDIT COMMITTEE

                                          James R. Thompson, Chairman
                                          Thomas A. Gildehaus
                                          Samuel K. Skinner
--------
/1 /Pursuant to regulations promulgated by the Securities and Exchange
   Commission, neither the "Audit Committee Report," the "Compensation and Organization Committee Report on Executive Compensation" nor the material under the caption "Shareholder Return Performance Graph" shall be deemed to be soliciting material or to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended, nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the company under that Act or the Securities Act of 1933, as amended.

                COMPENSATION AND ORGANIZATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   Following management changes in November 1999, the Board of Directors reconstituted the Compensation and Organization Committee. In February 2000, the Board approved a new charter for the reconstituted Compensation and Organization Committee. This report describes the philosophy that underlies the cash and equity-based components of our executive compensation program. It also describes the details of each element of the program and the rationale for compensation paid to our Chief Executive Officer and other officers and key employees in general.

Compensation Philosophy and Objectives

   The reconstituted Committee believes that in the near term the compensation offered to its Chief Executive Officer, other officers and key employees must be sufficient to attract, retain and fairly compensate highly qualified individuals in unusually challenging circumstances. In the longer term, executive compensation should be competitive and based on overall financial results, individual contributions and teamwork, with the objective that a fair relationship exist between executive pay and the creation of shareholder value. The reconstituted Committee, among other things, considers the performance of the company's operations, the compensation of executive officers and key employees of competitors, salary surveys of industry-related positions or positions at comparably sized companies and the salary history of the particular individual and other compensation then in place, including outstanding stock option awards.

   The reconstituted Committee determines compensation by using its subjective judgment and taking into account both qualitative and quantitative factors. No weights are assigned to such factors with respect to any compensation component. There is no singular objective formula by which compensation is determined and the decisions are ultimately subjective.

Annual Compensation

   The compensation program has three elements:

  .  annual base salary;

  .  annual bonuses, which are based on certain performance objectives; and

  . stock option and other awards under the Long-Term Incentive Plan, which are based on both company performance and individual performance.

   Base Salary. Base salaries for the Chief Executive Officer, other officers and key employees are established based on the scope of the duties and responsibilities of each individual's position. The base salary of the Chief Executive Officer is reviewed annually in accordance with his employment agreement. Mr. Goodyear's employment agreement and the employment agreements of Messrs. Reed, Saranow and Spetzler, who were the company's Co-Chief Executive Officers from November 1999 to May 2000, are described below in the section entitled "Management Compensation." Typically, other officers and key employees hired since November 1999 also have employment agreements specifying base salaries.

   Annual Bonuses. In July 1996, the Board approved a compensation program for executive officers based on certain financial performance criteria, including revenue growth, profitability and percentage performance of target goals. Under this policy, which was in effect for calendar year 2000, certain other officers and key employees were able to earn bonuses from 0% to 125%. Typically, other officers and key employees hired since November 1999 also have signed employment agreements with maximum bonus opportunities from 0% to 100% of their respective base salaries, based on the reconstituted Committee's review of their performance. Mr. Goodyear's employment agreement, however, does not specify any maximum bonus opportunity.

   After a review of the company's performance, bonuses, if any, are paid in cash for the calendar year in which they were earned on or before March 1st. The bonus is forfeited if an individual is not an active employee on the date bonuses are paid.

   Incentive Plan. The reconstituted Committee believes that stock options and other forms of equity compensation are an important component of the compensation offered by the company and promote long-term retention of its chief executive officer, other officers and key employees, motivate high levels of performance and recognize an executive's contributions to the success of the company. In addition, equity compensation aligns management's interests with those of our shareholders on a long-term basis. The reconstituted Committee recognizes that we conduct our business in an increasingly competitive environment. In order to remain competitive, we must employ the best and most talented executives and managers who possess demonstrated skills and experience. The reconstituted Committee believes that stock options and other forms of equity compensation may give us an advantage in attracting and retaining such employees. The reconstituted Committee also believes our long-term incentive plan is an important feature of our executive compensation package. Under the plan, options and other forms of equity compensation may be granted to the Chief Executive Officer, other officers and key employees who are expected to make important contributions to our future success. In reviewing the size of stock option or other equity grants, the reconstituted Committee focuses primarily on our performance and the perceived role of each person in accomplishing our performance objectives, as well as the satisfaction of individual performance objectives.

   Options Exchange Offer. In early 2000, the reconstituted Committee concluded that the effectiveness of our incentive plan was limited by two factors. First, due to the substantial decline in the market price of the company's common stock, most outstanding stock options had exercise prices far in excess of current market price and were no longer an effective tool in encouraging employees to join or remain with the company or motivating high levels of performance. Second, the number of shares subject to awards made under our incentive plan is limited to 25% of the issued and outstanding common stock. The number of then-outstanding stock options was at or near this 25% limit.

   Accordingly, in May 2000 the reconstituted Committee recommended and the Board approved a voluntary option exchange program whereby employees (other than members of the Board and executive officers) were allowed to exchange one or more of their existing stock options for a smaller number of new stock options with an exercise price of $5.9375 per share, approximately $1.00 above the then-current market value. The exchange ratio was set with the intent that for each employee, the new options would have approximately the same economic value as the surrendered old options, and, therefore, would be shareholder neutral. The new options were initially unvested and vest in ten equal quarterly increments beginning March 1, 2001 and ending June 1, 2003. The reconstituted Committee was advised that if such an option exchange program were implemented, it would be deemed a "repricing" of the outstanding stock options for accounting purposes, which would lead to variable accounting on a portion of the outstanding options. The reconstituted Committee determined that such concerns were outweighed by the benefits of conducting the exchange program.

   Retention Program. In September 2000, the Board approved the value sharing retention program (the "Retention Program"), a one-time compensation strategy designed to address employee retention issues and properly incent approximately 380 key employees in our "core" businesses and maximize shareholder value. The Retention Program consists of three components: cash compensation vesting in four equal quarterly installments beginning December 1, 2000 and ending September 1, 2001; restricted stock awards vesting in three equal annual installments beginning September 1, 2001 and ending September 1, 2003; and option awards, each with an exercise price of $3.9375, the closing market price of the company's common stock on September 1, 2000, with 10% vesting on September 1, 2000 and the remainder vesting in equal quarterly installments of 5% each over a four and one-half year period. The Retention Program agreements for more senior employees also provide for immediate vesting in the event of a "Change in Control" as defined in the Retention Program agreements. In addition, each Retention Program agreement typically includes a general release of all employee claims against the company. The Board and the reconstituted Committee determined that Messrs. Goodyear,

Perks and Steptoe, and four other corporate officers should participate in the Retention Program; however, their Retention Program equity awards were in lieu of any further equity awards for calendar year 2000, and any Retention Program cash compensation paid was taken into account in determining annual cash bonuses under their employment agreements.

Policy on Deductibility of Compensation

   Internal Revenue Code Section 162(m) prohibits us from deducting for federal income tax purposes any amount paid in excess of $1,000,000 to our chief executive officer or any of our four most highly paid executive officers. Compensation above $1,000,000 may be deducted if it is "performance-based compensation" within the meaning of the Code. The reconstituted Committee believes that our current compensation arrangements, which are primarily based on performance, are appropriate and in the company's and its shareholders' best interests, without regard to tax considerations. Thus, if the tax laws or their interpretation change or other circumstances occur which might make some portion of the executive compensation non-deductible for federal tax purposes, the reconstituted Committee does not plan to make significant changes in the basic philosophy and practices reflected in our executive compensation program.

Chief Executive Officers' Compensation

   The total compensation of Mr. Goodyear and the total compensation of each of the three former Co-Chief Executive Officers was consistent with the reconstituted Committee's compensation objectives described above. Mr. Goodyear's total compensation under his employment agreement, which was approved by the Board on May 19, 2000, and his participation in the Retention Program as approved by the Board on October 4, 2000, and his performance incentive bonus approved by the Board of Directors in February 2001, are also consistent with the reconstituted Committee's compensation objectives described above. Mr. Goodyear's employment agreement and the former Co-Chief Executive Officers' employment agreements are described in detail in the section below entitled "Management Compensation"./2/

                                          COMPENSATION AND ORGANIZATION
                                          COMMITTEE

                                          Samuel K. Skinner, Chairman
                                          Thomas A. Gildehaus
                                          Peter B. Pond

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   In December 1999 the Board appointed Messrs. Skinner and Goodyear as the sole members of the Compensation Committee. In February 2000 the Board reconstituted the Compensation Committee as the Compensation and Organization Committee. Messrs. Skinner and Goodyear continued as the sole members of this reconstituted Committee. In June 2000 Mr. Pond was added to the reconstituted Committee. In November 2000 Mr. Gildehaus replaced Mr. Goodyear on the reconstituted Committee.
--------
/2 /Pursuant to regulations promulgated by the Securities and Exchange
   Commission, neither the "Audit Committee Report," the "Compensation and Organization Committee Report on Executive Compensation" nor the material under the caption "Shareholder Return Performance Graph" shall be deemed to be soliciting material or to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended, nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the company under that Act or the Securities Act of 1933, as amended.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

   The following graph compares the percentage change in the cumulative total shareholder return on our common stock against the New York Stock Exchange Market Index (the "NYSE Index"), the NASDAQ Stock Market U.S. Index (the "NASDAQ Index"), the Peer Group and the peer group reported in our last proxy statement (the "Old Peer Group"). The graph assumes that $100 was invested on October 4, 1996 (the effective date of our initial public offering) at the initial public offering price of $10.67 per share, in each of our common stock, the NYSE Index, the NASDAQ Index, the Old Peer Group and the Peer Group. The graph also assumes that all dividends, if paid, were reinvested.

   Note: The stock price performance shown below is not necessarily indicative of future price performance.

  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG NAVIGANT CONSULTING, INC., NYSE
            MAREKT INDEX, NASDAQ MARKET INDEX AND PEER GROUP INDICES

                              [PERFORMANCE GRAPH]

                      ASSUMES $100 INVESTED ON OCT. 04, 1996.
                           ASSUMES DIVIDEND RE-INVESTED
                       FISCAL YEAR ENDING DECEMBER 31, 2000

                                                               Old    Navigant
                                      NYSE   Nasdaq   Peer    Peer   Consulting,
Measured Period                       Index   Index   Group   Group     Inc.
---------------                      ------- ------- ------- ------- -----------
Measurement Point--10/4/96.......... $100.00 $100.00 $100.00 $100.00   $100.00
FYE 12/31/96........................ $106.91 $104.71 $102.15 $106.27   $158.75
FYE 12/31/97........................ $140.66 $128.08 $101.96 $137.02   $200.63
FYE 12/31/98........................ $167.37 $180.64 $ 78.83 $124.70   $364.97
FYE 12/31/99........................ $183.27 $318.60 $ 68.57 $184.63   $ 81.52
FYE 12/31/00........................ $187.64 $200.25 $ 26.57 $ 40.99   $ 28.58

--------
Notes:
(a) The Peer Group consists of the following companies: American Management Systems, Cambridge Technology Partners, Charles River Associates, Inc., FTI Consulting, Inc., Gartner Group, Inc., META

   Group, Inc. and Nextera Enterprises, Inc. The Peer Group is weighted by market capitalization. As a result of our strategic review and restructuring initiatives, which were completed in 2000, specifically the divestitures of Strategic Decisions Group, LECG and GeoData Solutions, Inc., we determined that the Old Peer Group no longer accurately reflected the current business profile of our company. Therefore, we deleted seven companies from the Old Peer Group (Ciber, Inc., Computer Horizons Corporation, Diamond Technology Partners Incorporated, Keane, Inc., Sapient Corporation, Technology Solutions Company and Whittman-Hart, Inc., now known as MarchFirst) and added three new companies: Charles River Associates, Inc., FTI Consulting, Inc. and Nextera Enterprises, Inc.
(b) Since July 27, 1999, the company's common stock has traded on the New York Stock Exchange. Prior to that date, it traded on the NASDAQ market. Accordingly, the company has changed the broad equity market index from the NASDAQ Index to the NYSE Index and has included both indices in the chart and table above.

                            MANAGEMENT COMPENSATION

General

   The following table sets forth compensation awarded or earned by the Chief Executive Officer, two executive officers, three former Co-Chief Executive Officers and one other executive officer who earned more than $100,000 during the year but was not an executive officer at December 31, 2000 (collectively, the "named executive officers").

                          Summary Compensation Table

                                                                         Long-Term
                                      Annual Compensation               Compensation
                                  ----------------------------   --------------------------
                                                                 Restricted   Securities
                                                  Other Annual     Stock    Underlying/SARs  All Other
                                  Salary   Bonus  Compensation    Award(s)  Options (No. of Compensation
Name and Principal Position  Year   ($)     ($)       ($)           (#)         Shares)         ($)
---------------------------  ---- ------- ------- ------------   ---------- --------------- ------------
William M. Goodyear......    2000 270,000 650,000      5,100(8)    71,500       378,750        113,152(10)(11)
 Chairman, Chief             1999  35,000     --         --           --          9,000            --
 Executive Officer and
 President(1)

Ben W. Perks.............    2000 166,923 265,000      5,008(8)    40,000       225,000         53,274(10)(11)
 Executive Vice President
 and Chief Financial
 Officer(2)

Philip P. Steptoe........    2000 225,000 125,000      5,100(8)    10,000       125,000         31,575(10)(11)
 Vice President, General
 Counsel and Secretary(3)

Carl S. Spetzler.........    2000 367,214     --      13,378(8)       --        315,000      1,641,932(10)(12)
 Former President and Co-    1999 311,058 298,942        --           --        108,895          2,516(10)
 Chief Executive
 Officer(4)

John J. Reed.............    2000 474,907     --      16,124(8)       --        300,000      1,055,899(10)(12)
 Former Vice Chairman and    1999 246,474 363,525        --           --         50,000            908(10)
 Co-Chief Executive          1998 164,430 315,668        --           --        100,000            255(10)
 Officer(5)

Mitchell H. Saranow......    2000 221,155     --       9,570(8)       --        300,000            715(10)
 Former Chairman and Co-     1999  69,232  35,000        --           --         19,500            --
 Chief Executive
 Officer(6)

James F. Hillman.........    2000 176,346     --         --           --        150,000            193(10)
 Former Chief Financial      1999 162,692     --         --           --            --             204(10)
 Officer(7)                  1998 250,000     --   1,994,063(9)       --         75,000            204(10)

--------
 (1) Mr. Goodyear was elected to his positions in May 2000. He was elected a Director in December 1999. See also discussion of Mr. Goodyear's employment agreement under "Employment Agreements" below.
 (2) Mr. Perks was elected to his positions in July 2000. See also discussion of Mr. Perks' employment agreement under "Employment Agreements" below.

 (3) Mr. Steptoe was assigned to his positions in February 2000. See also discussion of Mr. Steptoe's employment agreement under "Employment Agreements" below.
 (4) Dr. Spetzler served in his positions from November 1999 to May 2000. Prior to and after that time, he was an employee but not an executive officer of the company. Dr. Spetzler resigned as an officer of the company in October 2000 when he and certain other employees purchased Strategic Decisions Group. See also the discussion of Dr. Spetzler's employment agreement under "Employment Agreements" below.
 (5) Mr. Reed served in his positions from November 1999 to May 2000, when he also resigned from the Board. Prior to and after that time, he was an employee but not an executive officer of the company. Mr. Reed joined the company in August 1997 when it acquired Reed Consulting Group. See also the discussion of Mr. Reed's employment agreement under "Employment Agreements" below.
 (6) Mr. Saranow served in his positions from November 1999 to May 2000. Prior to and after that time he served as a non-employee director of the company until November 2000. See also the discussion of Mr. Saranow's employment agreement under "Employment Agreements" below.
 (7) Mr. Hillman was our Chief Financial Officer from April 1996 to May 1999 and from November 1999 to May 2000. See also the discussion of Mr. Hillman's employment arrangement under "Employment Agreements" below.
 (8) Represents matching payments under applicable 401(k) Plan and car allowance with respect to Messrs. Spetzler, Reed and Saranow.
 (9) Consists of compensation resulting from the exercise of stock options.
(10) Represents earnings associated with group term life insurance.
(11) Represents payments made under the Retention Program. For Mr. Goodyear, the retention payment was $112,500; for Mr. Perks, the retention payment was $52,500; and for Mr. Steptoe, the retention payment was $31,250.
(12) Represents payments made in settlement of his employment agreement. See also discussion under "Employment Agreements" below.

Executive Option Grants

   The following table sets forth the stock option grants we made to each of the named executive officers in 2000.

                            Options Grants in 2000

                               Individual Grants

                                           Percent of
                          Number of    Total Options/SARs
                          Securities       Granted to     Exercise
                          Underlying      Employees in     Price              Grant Date
                         Options/SARs     Fiscal Year       Per    Expiration  Present
Name                       Granted            2000         Share      Date     Value(8)
----                     ------------  ------------------ -------- ---------- ----------
William M. Goodyear.....   200,000(1)        2.09%        $ 5.0000  5/19/2005 $  807,560
                           178,750(2)        1.87%        $ 3.9375  9/01/2010 $  568,389
Ben W. Perks............   150,000(3)        1.57%        $ 5.0000  5/19/2010 $  605,670
                            75,000(2)         .78%        $ 3.9375  9/01/2010 $  238,485
Philip P. Steptoe.......   100,000(4)        1.04%        $ 9.0000  3/17/2010 $  726,810
                            25,000(2)         .26%        $ 3.9375  9/01/2010 $   79,495
Carl S. Spetzler........   300,000(5)        3.13%        $ 10.000  1/18/2010 $2,422,680
                            15,000(6)         .16%        $ 3.6250 11/30/2010 $   43,911
John J. Reed............   300,000(5)        3.13%        $  10.00  1/18/2010 $2,422,680
Mitchell H. Saranow.....   300,000(5)        3.13%        $  10.00  1/18/2010 $2,422,680
James F. Hillman........   150,000(7)        1.57%        $10.1250  1/05/2010 $1,226,490

--------
(1) Represents Stock Appreciation Rights ("SARs") granted on May 19, 2000 at the fair market value of common stock on that date which subsequently vested on November 20, 2000.

(2) The options were granted on September 1, 2000 at the fair market value of common stock on that date as part of the Retention Program. The options vested 10% on the date of grant and 5% per quarter beginning on December 31, 2000 through March 31, 2005.
(3) The options were granted on May 19, 2000 at the fair market value of common stock on that date; 50% vested on July 4, 2000, 25% vested on January 4, 2001 and the remaining 25% will vest on July 4, 2001.
(4) The options were granted on March 17, 2000 at the fair market value of common stock on that date. 25% of the options vested on September 17, 2000, 25% vested on March 17, 2001, 25% will vest on September 17, 2001 and the remaining 25% will vest on March 17, 2002.
(5) These options were granted on January 18, 2000, at the fair market value of common stock on that date. Mr. Saranow's options subsequently expired without exercise; Dr. Spetzler exchanged his options for 236,222 options with an exercise price of $5.9375 which subsequently expired without exercise. Mr. Reed subsequently exchanged his options for 236,222 options with an exercise price of $5.9375 vesting in ten equal increments beginning March 1, 2001 and ending June 1, 2003. See discussion of these options in "Employment Agreements with former Executive Officers" below.
(6) The options were granted on November 30, 2000 at the fair market value of common stock on that date. All of the shares will become exercisable on May 31, 2001.
(7) The options were granted on January 5, 2000 at the fair market value of common stock on that date and 100,000 of those options became exercisable on that date. The remaining 50,000 shares expired without exercise on May 31, 2000.
(8) The fair value of the option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The following assumptions were used:

      Expected Volatility.............................................       92%
      Risk-free interest rate.........................................      5.2%
      Dividend yield..................................................        0%
      Expected life................................................... 6.8 years

                        Ten-Year Option/SAR Repricings

                                 Number of    Market price
                                 securities        of         Exercise
                                 underlying   stock at time price at time               Length of original
                                options/SARs  of repricing  of repricing               option term remaining
                                repriced or   or amendment  or amendment  New exercise at date of repricing
Name                      Date   amended(#)        ($)           ($)        price($)       or amendment
----                     ------ ------------  ------------- ------------- ------------ ---------------------
John J. Reed............ 6/1/00   100,000(1)     4.6875        29.125        5.9375           10/7/08
                         6/1/00    50,000(2)     4.6875         30.50        5.9375           3/22/09
                         6/1/00    20,000(3)     4.6875         10.00        5.9375           1/18/10
                         6/1/00   280,000(4)     4.6875         10.00        5.9375           1/18/10

Carl S. Spetzler........ 6/1/00    75,000(5)     4.6875         50.75        5.9375            2/7/09
                         6/1/00     8,895(6)     4.6875         30.50        5.9375           3/22/09
                         6/1/00    25,000(7)     4.6875         26.56        5.9375           6/30/09
                         6/1/00    20,000(8)     4.6875         10.00        5.9375           1/17/10
                         6/1/00   280,000(9)     4.6875         10.00        5.9375           1/17/00

--------
(1) These options were exchanged for 34,130 new non-qualified stock options.
(2) These options were exchanged for 16,667 new non-qualified stock options.
(3) These options were exchanged for 15,749 new incentive stock options.
(4) These options were exchanged for 220,473 new non-qualified stock options.
(5) These options were exchanged for 24,351 new non-qualified stock options, which subsequently expired without exercise.
(6) These options were exchanged for 2,965 new non-qualified stock options, which subsequently expired without exercise.

(7) These options were exchanged for 9,192 new non-qualified stock options, which subsequently expired without exercise.
(8) These options were exchanged for 15,749 new incentive stock options, which subsequently expired without exercise.
(9) These options were exchanged for 220,473 new non-qualified stock options, which subsequently expired without exercise.

Option Exercises and Holdings

   The following table sets forth the exercise of options during 2000 by the named executive officers and the number of options and approximate values for in-the-money options at December 31, 2000. Because the exercise price of most such stock options is greater than $3.8125 per share, which was the closing price of the common stock as reported by the New York Stock Exchange on December 31, 2000, the table shows that there was only one in-the-money option at that date.

                    Aggregated Option Exercises in 2000 and
                            Year End Option Values

                                                     Number of Shares        Value of Unexercised
                                                  Underlying Unexercised     In-The-Money Options
                           Shares                 Options at Year End(#)        at Year End($)
                         Acquired on    Value    ------------------------- -------------------------
Name                     Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
William M. Goodyear.....       0           0       229,812      157,938          0             0
Ben W. Perks............       0           0        86,250      138,750          0             0
Philip P. Steptoe.......       0           0        28,750       96,250          0             0
Carl S. Spetzler........       0           0             0       15,000          0         2,813
John J. Reed............       0           0             0      287,019          0             0
Mitchell H. Saranow.....       0           0        54,875            0          0             0
James F. Hillman........       0           0       100,000            0          0             0

Employment Agreements

   Employment Agreement with Mr. Goodyear. In May 2000, the company entered into an employment agreement with its new Chairman and Chief Executive Officer, Mr. Goodyear. Mr. Goodyear's employment agreement is for one year beginning May 19, 2000. Mr. Goodyear's base salary is $450,000, and his bonus is discretionary and not tied to any target or maximum percentage of base salary. He received 200,000 stock appreciation rights, each of which allows him to elect at any time prior to May 19, 2005, to receive an amount equal to the excess of the closing price of a share of the company's common stock on such election date over $5.00, the closing market price on May 19, 2000. The agreement provides, among other things, that if the company terminates the executive for other than good cause (as defined in the agreement) or Mr. Goodyear terminates his employment for good reason (as defined in the agreement), then the company will pay to Mr. Goodyear an amount equal to the sum of two times his base salary and two times the annual bonus most recently paid to him. However, if Mr. Goodyear terminates his own employment other than for good reason, the company would have no further obligation to Mr. Goodyear other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. In addition, in September 2000 pursuant to the Retention Program described above, the Board made an award to Mr. Goodyear consisting of a cash payment of $450,000, 71,500 shares of restricted stock, and 178,750 nonqualified stock options, each component of such award vesting over the applicable one, three and four and one-half year periods described above in connection with the Retention Program. In February 2001, the Board approved an increase in Mr. Goodyear's base salary to $500,000 and an annual performance bonus, payable March 1, 2001, of $650,000.

   Employment Agreements with former Executive Officers. In January 2000, the company entered into employment agreements with each of its three Co-Chief Executive Officers, Messrs. Saranow, Reed and Spetzler. Each agreement provided for a three-year term ending November 12, 2002, an annual base salary of $500,000 with annual increases in the discretion of the Compensation Committee, and a maximum annual bonus opportunity of 100% of base salary and a target payment of 65% of the base salary. Each agreement provided for a prorated bonus payment of $35,000 for the period ending December 31, 1999, and Messrs. Reed's and Spetzler's agreements also provided that each would be entitled to receive a bonus for the 1999 calendar year in accordance with the terms and conditions previously established by the company for each of their services rendered as an employee prior to November 12, 1999. Each agreement also provided for a grant to the executive of an option to purchase 300,000 shares under the company's Long-Term Incentive Plan, which option would vest and become exercisable 50% on the date of grant, 25% six months after the date of grant and 25% 18 months after the date of grant subject to immediate vesting in the event of a change of control (as defined in the agreement), termination of the executive without cause (as defined in the agreement) or termination by the executive for good reason (as defined in the agreement). For each agreement, the date of grant was January 18, 2000 and the exercise price of the options was the closing price of the company's common stock on that date, $10.00 per share. Each agreement provided, among other things, that if the company terminated the executive for other than good cause or the executive terminated his employment for good reason, then the company would pay to the executive an amount equal to the sum of two times his base salary and two times the annual bonus most recently paid to the executive. If the executive terminated his own employment other than for good reason, however, the company would have no further obligation to the executive other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due.

   On May 19, 2000, the Board replaced the three Co-Chief Executive Officers. Subsequently, the Board agreed to pay each of Messrs. Reed and Spetzler an amount equal to two times their annual base salary and two times the annual bonus most recently paid to each. For Mr. Reed, this amount was $1,783,744, and for Dr. Spetzler, this amount was $1,640,443. Messrs. Reed and Spetzler agreed to accept unsecured promissory notes for such amounts payable in twelve equal monthly installments with interest at the company's borrowing rate. The notes were subject to acceleration upon the occurrence of certain events, including a change of control (as defined in the notes) or a Liquidity Event (as defined in the notes). At the Board's request, Messrs. Reed and Spetzler did not terminate their employment with the company, but rather returned to work with their practice groups. The Board then entered into new employment arrangements with each of them, which among other things allowed Messrs. Reed and Spetzler to exchange their previously granted employee stock options for a smaller number of employee stock options with a lower exercise price on the same terms offered to other employees in May 2000. Neither Mr. Reed nor Dr. Spetzler is participating in the Retention Program.

   In late October 2000, the company sold its Strategic Decisions Group business to Dr. Spetzler and certain other employees. Dr. Spetzler's employment by the company terminated on the date of closing. The sale constituted a change of control both for purposes of Dr. Spetzler's promissory note and for purposes of his employee stock options. As a result, the company paid Dr. Spetzler the remaining unpaid balance of his note on the date of closing. 50% of Dr. Spetzler's employee stock options expired on the date of closing. The remaining 50% of Dr. Spetzler's employee stock options vested automatically on the date of closing and subsequently expired without exercise.

   In the first calender quarter of 2001, a Liquidity Event occurred with respect to Mr. Reed's note. The company paid Mr. Reed the remaining unpaid balance of his note.

   The Board was unable to reach an agreement with Mr. Saranow concerning the amount, if any, due him upon termination of his employment agreement. In accordance with the dispute resolution provisions of his employment agreement, Mr. Saranow filed a demand for arbitration. The arbitrator subsequently found that Mr. Saranow terminated his own employment other than for good reason, that Mr. Saranow was entitled to no termination payment and that Mr. Saranow's employee stock options had expired.

   Other Employment Agreements with Executive Officers. The company has employment agreements with other of its executive officers. The employment agreement with Mr. Perks, our Executive Vice President and Chief Financial Officer, is for a rolling two-year period, such that the remainder of the term shall always be two full years, and provides for an annual base salary of $350,000, with annual increases at the discretion of the

Compensation and Organization Committee, and a maximum annual bonus opportunity of 100% of base salary and a target payment of 65% of the base salary. Mr. Perks' agreement also provides for a cash signing bonus of $90,000 and 10,000 shares of restricted common stock, 50% which vested on January 4, 2001 and 50% which is scheduled to vest on July 4, 2001. In addition, Mr. Perks' agreement provides for a grant of an option to purchase 150,000 shares under the company's Long-Term Incentive Plan at an exercise price of $5.00 per share, 50% which vested on July 4, 2000, an additional 25% of which vested on January 4, 2001, and the remaining 25% of which are scheduled to vest on July 4, 2001. In the event of a change in control or if the company terminates Mr. Perks other than for cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), then the company will pay to Mr. Perks an amount equal to (a) 1.5 times his then-current base salary plus the annual bonus most recently paid to him, plus (b) a pro rata bonus for the calendar year of termination at the target bonus level. If a payment or benefit received by Mr. Perks would be subject to excise tax as a result of Section 280G of the Internal Revenue Code, the agreement provides for a reduction of the post-termination payments to him if, as a result of the excise tax, the net amount of post-termination payments retained by him (taking into account income and excise taxes) are increased by the reduction. In addition, in September 2000 pursuant to the Retention Program described above, the Board made an award to Mr. Perks consisting of a cash payment of $210,000, 30,000 shares of restricted stock, and 75,000 nonqualified stock options, each component of such award vesting over the applicable one, three and four and one-half year periods as described above in connection with the Retention Program. In January 2001, Mr. Perks was awarded an annual performance bonus, payable March 1, 2001, of $175,000.

   The employment agreement with Mr. Steptoe, our Vice President, General Counsel and Secretary, provides for an annual base salary of $250,000, a maximum annual bonus opportunity of 50% of base salary and a grant to Mr. Steptoe of an option to purchase 100,000 shares under the company's Long-Term Incentive Plan, at an exercise price of $9.00 per share, which option vests and becomes exercisable as to 25,000 of those shares six months after the date of grant and as to an additional 25,000 shares every six months thereafter, subject to immediate vesting in the event of a change in control (as defined in the agreement). The agreement provides that if the company terminates Mr. Steptoe's employment without cause (as defined in the agreement), the company will continue his base salary for six months. In addition, in September 2000 pursuant to the Retention Program described above, the Board made an award to Mr. Steptoe consisting of a cash payment of $125,000, 10,000 shares of restricted stock, and 25,000 nonqualified stock options, each component of such award vesting over the applicable one, three and four and one-half year periods described above in connection with the Retention Program. In January 2001, Mr. Steptoe was awarded an annual performance bonus, payable March 1, 2001, of $125,000.

   The arrangement with Mr. Hillman, who was our Chief Financial Officer from November 1999 through May 2000, provided for an annual base salary of $350,000, a maximum annual bonus opportunity of 50% of base salary and a grant of 150,000 shares under the company's Long-Term Incentive Plan, at an exercise price of $10.125 per share, 100,000 shares of which vested on the date of grant. The remaining 50,000 expired without vesting when he resigned. The arrangement also provided for payments to Mr. Hillman in consideration of his execution of a release of the company of $200,000 in January 2000 and $200,000 in January 2001. Mr. Hillman was paid $19,481 in 2000 for certain consulting services following his resignation.

    STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

   The following table sets forth certain information regarding the beneficial ownership of common stock as of March 12, 2001 by: (i) each person we know to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors and nominees; (iii) each of the named executive officers; and (iv) all of our directors and executive officers as a group. We believe that each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such holder, subject to community property laws where applicable. Except where noted otherwise, the address of each person named below is in care of our principal executive offices.

                                                                   Shares
                                                                Beneficially
                                                                  Owned(1)
                                                              -----------------
Officers, Directors and 5% Shareholders                        Number   Percent
---------------------------------------                       --------- -------
Heartland Advisors, Inc. (2)................................. 5,202,000 12.87%
Wanger Asset Management, L.P. (3)............................ 2,590,000  6.41%
William M. Goodyear (4)......................................   370,250    *
Ben W. Perks (5).............................................   177,500    *
Philip P. Steptoe (6)........................................    83,525    *
Carl S. Spetzler.............................................    20,020    *
Thomas A. Gildehaus..........................................         0    *
Peter B. Pond (7)............................................    60,500    *
Samuel K. Skinner (8)........................................    13,000    *
James R. Thompson (9)........................................    33,500    *
All current directors and executive officers as a group (8
 persons)....................................................   758,295   1.88%

--------
  * less than 1%
(1) Applicable percentage of ownership as of March 12, 2001 is based upon approximately 40.4 million shares of common stock outstanding. Beneficial ownership is a technical term determined in accordance with the rules of the Securities and Exchange Commission. Beneficial ownership generally means that a shareholder can vote or sell the stock either directly or indirectly.
(2) Based on information provided in the Schedule 13G filed by Heartland Advisors, Inc. with the Securities and Exchange Commission on August 10, 2000. Of the 5,202,000 shares reported on the Schedule 13G, Heartland reports sole voting power with respect to 2,487,900 shares and sole dispositive power with respect to 5,202,000 shares. The address of Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, Wisconsin 53202.
(3) Based on information provided in the Schedule 13G filed by Wanger Asset Management, L.P. with the Securities and Exchange Commission on February 14, 2001. The address of Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(4) Includes 238,750 shares of common stock subject to options that are or become exercisable within 60 days of March 12, 2001.
(5) Includes 132,500 shares of common stock subject to options that are or become exercisable within 60 days of March 12, 2001.
(6) Includes 55,000 shares of common stock subject to options that are or become exercisable within 60 days of March 12, 2001.
(7) Includes 60,500 shares of common stock subject to options that are or become exercisable within 60 days of March 12, 2001.
(8) Includes 3,000 shares of common stock subject to options that are or become exercisable within 60 days of March 12, 2001.
(9) Includes 33,500 shares of common stock subject to options that are or become exercisable within 60 days of March 12, 2001.

                COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. To our knowledge, based solely on a review of the copies of such reports sent to us, we believe that during the year ended December 31, 2000, our directors, officers and 10% shareholders complied with their Section 16(a) filing requirements, except that Mr. Gildehaus filed one Initial Statement of Beneficial Ownership on Form 3 late.

              SHAREHOLDER PROPOSALS FOR THE 2001 PROXY STATEMENT

   If you wish to submit a proposal to be included in the proxy statement for our annual meeting of shareholders in 2002, you must submit the proposal in writing to the Secretary, Navigant Consulting, Inc., at 615 North Wabash Avenue, Chicago, Illinois 60611. We must receive a proposal by December 27, 2001 in order to consider it for inclusion in the proxy statement for the 2002 annual meeting of shareholders.

   In addition, our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must deliver written notice to, or mail such written notice so that it is received by, the Secretary of the company, at the principal executive offices of the company, not less than one hundred twenty nor more than one hundred fifty days prior to the first anniversary of the date of our proxy statement released to shareholders in connection with the previous year's election of directors or meeting of shareholders, except that if no annual meeting of shareholders or election by consent was held in the previous year, a proposal must be received by the company within ten days after the company has publicly disclosed the date of the meeting in the manner provided in our by-laws. Our by-laws provide that nominations by shareholders for persons for election as directors must be made by written notice delivered to, or mailed and received by, the Secretary of the company at the principal executive offices of the company not less than one hundred twenty nor more than one hundred fifty days prior to the meeting, except that if the company has not publicly disclosed in the manner provided in the by-laws the date of the meeting at least seventy days prior to the meeting date, notice may be given by a shareholder if received by the Secretary of the company not later than the close of business on the tenth day following the day on which the company publicly disclosed the meeting date. The by-laws contain provisions regarding information that must be set forth in the shareholder's notice or otherwise provided in connection with shareholder nominations or other business to be brought by shareholders.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   KPMG, L.L.P., independent public accountants, audited our financial statements as of and for the year ended December 31, 2000. We expect representatives of KPMG, L.L.P. to be present at the meeting and to be available to respond to appropriate questions. The KPMG, L.L.P. representatives will be given an opportunity to make a statement if they desire.

Audit Fees

   KPMG, L.L.P. billed the company approximately $560,000 in 2000 for the audit of the company's financial statements and review of its quarterly financial statements.

All Other Fees

   KPMG, L.L.P. billed the company approximately $171,200 for all other fees in 2000. The Audit Committee reviewed the provision of the services provided by KPMG, L.L.P. with respect to such fees and concluded that such services were compatible with maintaining KPMG, L.L.P.'s independence.

                               OTHER INFORMATION

   If you would like a copy of our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission as of and for the year ended December 31, 2000 (excluding exhibits), we will send you one without charge. Please write to:

                             Ms. Mary E. Rosinski
                          Investor Relations Manager
                           Navigant Consulting, Inc.
                            615 North Wabash Avenue
                            Chicago, Illinois 60611

                                                                      Exhibit A

           CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                      OF
                           NAVIGANT CONSULTING, INC.
                                (the "Company")

I. Audit Committee Purpose

   The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

  . Establish and monitor the independence and performance of the Company's independent auditors.

  . Provide an avenue of communication among the independent auditors, management and the Board of Directors.

  .  Monitor significant litigation and financial risk exposure.

   The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

   Audit Committee members shall meet the requirements of the New York Stock Exchange. Subject to the preceding sentence, the Audit Committee shall be comprised of two or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

   Audit Committee members and the Chair of the Audit Committee shall be appointed by the Board on recommendation of the Nominating Committee. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

III. Audit Committee Responsibilities and Duties

                               Review Procedures

    1. Review and reassess the adequacy of the Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

    2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

    3. In consultation with the management, and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors, if any, together with management's responses.

    4. Review with financial management and the independent auditors the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61 (see item 8). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

                             Independent Auditors

    5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment, fees and other significant services provided by the independent auditors or approve any discharge of auditors when circumstances warrant.

    6. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

    7. Review the independent auditors audit plan--discuss scope, staffing, locations, reliance upon management and their general audit approach.

    8. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

    9. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

                 Internal Audit Services and Legal Compliance

   10. In addition to the internal accounting and financial control functions currently being performed by accounting department personnel, engage internal audit services on an as-needed basis, upon consultation with management and the independent auditors.

   11. On at least an annual basis, review with the Company's General Counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulator or governmental agencies.

                    Other Audit Committee Responsibilities

   12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

   13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

   14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

   15. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

   16. Periodically perform self-assessment of Audit Committee performance.

   17. Periodically review financial and accounting personnel succession planning within the Company.

   18. Annually review policies and procedures as well as audit results associated with Directors' and Officers' expense accounts and perquisites. Annually review a summary of Directors' and Officers' related party transactions and potential conflicts of interest.

NAVIGANT CONSULTING, INC.           VOTE BY INTERNET:  www. proxyvote.com
c/o PROXY SERVICES                  Use the Internet to transmit your voting
P.O. BOX 9142                       instructions and for electronic delivery
FARMINGDALE, NY 11735               of information up until 11:59 P.M. Eastern
                                    Time the day before the cut-off date or
                                    meeting date. Have your proxy card in hand when you access the website. You will be prompted to enter your 12-digit Control
                                    Number (located below) to obtain your
                                    records and to create an electronic voting instruction form.

                                    VOTE BY PHONE:  1-800-690-6903
                                    Use any touch-tone telephone to transmit your voting instructions up to 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number (located below) and then follow the simple instructions the Vote Voice provides you.

                                    VOTE BY MAIL:
                                    Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Navigant Consulting, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS:     NAVCON     KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVIGANT CONSULTING, INC.

Vote On Directors

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1

1. Proposal to elect (01) James R. Thompson and (02) Samuel K. Skinner to the Board of Directors for a term of three years.


For  Withhold  For All     To withhold authority to vote, mark "For All Except"
All    All     Except      and write the nominee's number on the line below.
[_]    [_]       [_]
                           ____________________________________________________


The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR Item 1. If any other matters properly come before the meeting, the person named in this proxy will vote in his/her discretion.

        If you plan to attend the meeting, please check the box    [_]
        to the right.


[_______________________] [__________]   [_______________________] [__________]
Signature                 Date           Signature                  Date
(PLEASE SIGN WITHIN BOX)                 (Joint Owners)

-------------------------------------------------------------------------------
_______________________________________________________________________________


                           NAVIGANT CONSULTING, INC.

                Annual Meeting of Shareholders - April 26, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 23, 2001, and hereby appoint(s) Ben W. Perks and Philip P. Steptoe, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Navigant Consulting, Inc., to be held Thursday, April 26, 2001 at 9:00 a.m., Chicago Time, at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois 60601, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side:

         PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT PROMPTLY
                           IN THE ENCLOSED ENVELOPE.

         (Continued, and to be signed and dated, on the reverse side.)

______________________________________________________________________________